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                                                                     EXHIBIT 3.2


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CORIXA CORPORATION
                             A Delaware corporation
                        (Pursuant to Sections 242 and 245
                    of the Delaware General Corporation Law)

      CORIXA CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:


      FIRST: That the name of the corporation is Corixa Corporation and that the corporation was originally incorporated as WWE Corporation on September 8, 1994 pursuant to the General Corporation Law.

      SECOND: An Amended and Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on September 23, 1994.

      THIRD: An Amended and Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 2, 1994.

      FOURTH: An Amended and Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on May 10, 1996.

      FIFTH: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   "ARTICLE I

      The name of the corporation (hereinafter called the "Corporation") is Corixa Corporation.

                                   ARTICLE II

      The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                                   ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

      A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the


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Corporation is authorized to issue is Sixty-Three Million One Hundred Thousand
(63,100,000) shares, Forty Million (40,000,000) shares of which shall be Common Stock (the "Common Stock") and Twenty-Three Million One Hundred Thousand (23,100,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

      Immediately upon the filing of this Amended and Restated Certificate of Incorporation, each 3.3 outstanding shares of the Corporation's Common Stock, $0.001 par value per share, will be exchanged and combined, automatically, without further action, into 1 share of Common Stock, $0.001 par value per share.

      B. Sixteen Million One Hundred Thousand (16,100,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), and One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (1,666,667) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred").

      C. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A and Series B Preferred Stock, are as set forth below in this Article IV(C).

      The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase the number of shares of any series (other than the Series A) or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      1.    Dividend Rights.

            (a) Holders of Series A and Series B Preferred, in preference to the holders of any other stock of the Corporation ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, cash dividends at the rate of $0.08 per share per annum on



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each outstanding share of Series A Preferred and $0.24 per share per annum on each outstanding share of Series B Preferred, (each as adjusted for any stock dividends, combinations or splits with respect to such shares), payable out of funds legally available therefor. The Original Issue Price of the Series A Preferred shall be One Dollar ($1.00), and the Original Issue Price of the Series B Preferred shall be Three Dollars ($3.00). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

            (b) So long as any shares of Series A or Series B Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A and Series B Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A and Series B Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to any dividend, exchange or repurchase of any outstanding securities of the Corporation that is unanimously approved by the disinterested members of the Corporation's Board of Directors.

      2.    Voting Rights.

            (a) Except as otherwise provided herein or as required by law, the shares of Series A and Series B Preferred shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

            (b) The members of the Corporation's Board of Directors shall be elected in accordance with Section 2(a) hereof.

            (c) For so long as shares of Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Preferred Stock, voting together as a single class, shall be necessary for effecting or validating the following actions:

                  (i) Any amendment, alteration or repeal of any provision of the Amended and Restated Certificate of Incorporation (the "Restated Certificate") or the Bylaws of the Corporation (including any filing of a Certificate of Determination), that affects the voting


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powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Preferred Stock;

                 (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

                 (iii) Any authorization or any increase, whether by reclassification or otherwise, in the authorized amount of any class of shares or series of equity securities of the Corporation ranking on a parity with or senior to the Preferred Stock in right of redemption, liquidation preference, voting or dividends;

                 (iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer);

                 (v) Any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(d));

                 (vi) Any action that results in the payment or declaration of any dividend on any shares of Common Stock or Preferred Stock; or

                 (vii) Any voluntary dissolution or liquidation of the Corporation.

      3.    Liquidation Rights.

            (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Series B Preferred and to the holders of any Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share equal to the sum of (i) One Dollar ($1.00) for each outstanding share of Series A Preferred (the "Original Series A Issue Price") and (ii) an amount equal to all declared and unpaid dividends on such share. If, upon the occurrence of a liquidation event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, in proportion to the preferential amount each such holder would have been entitled to receive.

            (b) After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, an amount per share equal to the sum of (i) Three Dollars ($3.00) for each outstanding share of Series B Preferred (the "Original Series B Issue Price") and (ii) an amount equal to all declared and unpaid dividends on such share. If, upon the occurrence of a liquidation event, the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the


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payment to such holders of the full preferential amount, then the entire assets of the Corporation legally available for distribution after the payment of the full liquidation preference as set forth in Section 3(a) above shall be distributed ratably among the holders of the Series B Preferred, in proportion to the preferential amount each such holder would have been entitled to receive.

            (c) After the payment of the full liquidation preference of the Series A and Series B Preferred as set forth in Sections 3(a) and 3(b) above, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Series A and Series B Preferred on an as-if-converted to Common Stock basis (as adjusted for stock splits, recapitalization and the like) until, with respect to the holders of the Series A Preferred, such holders shall have received an aggregate of Three Dollars ($3.00) per share (including amounts paid to such holders pursuant to Section 3(a) above), and with respect to the holders of the Series B Preferred, such holders shall have received an aggregate of Nine Dollars ($9.00) per share (including amounts paid to such holders pursuant to Section 3(b) above); thereafter, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

            (d) The following events shall be considered a liquidation under
Section 3(a):

                  (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporation reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "Acquisition"); or

                 (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

      4.    Conversion Rights.

            The holders of the Series A and Series B Preferred shall have the following rights with respect to the conversion of such Preferred Stock into shares of Common Stock:

            (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A and Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A or Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" or the "Series B Conversion Rate," as applicable, then in effect (determined as provided in Section 4(b)) by the number of shares of Series A or Series B Preferred being converted, respectively.

            (b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by


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dividing the Original Series A Issue Price by the "Series A Conversion Price,"
calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Series B Issue Price by the "Series B Conversion Price," calculated as provided in Section 4(c).

            (c) Conversion Price. The initial conversion price per share for each share of Series A Preferred shall be the Original Series A Issue Price (the "Series A Conversion Price") and the initial conversion price per share for each share of Series B Preferred shall be the Original Series B Issue Price (the "Series B Conversion Price") (collectively, the "Conversion Prices"). Such initial Conversion Prices shall be adjusted from time to time in accordance with this Section 4. All references to any Conversion Price herein shall mean such Conversion Price as so adjusted.

            (d) Mechanics of Conversion. Each holder of Series A and Series B Preferred who desires to convert such Preferred Stock into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A or Series B Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Original Series B Issue Date") effect a subdivision of the outstanding Common Stock, the respective Conversion Prices for the Series A and Series B Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Series B Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the respective Conversion Prices for the Series A and Series B Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series B Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a


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dividend or other distribution payable in additional shares of Common Stock, in each such event the respective Conversion Prices for the Series A and Series B Preferred that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the respective Conversion Prices for the Series A or Series B Preferred, as applicable, then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the respective Conversion Prices for the Series A and Series B Preferred shall be recalculated accordingly as of the close of business on such record date and thereafter the respective Conversion Prices for the Series A and Series B Preferred shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

            (g) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series B Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A and Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series A or Series B Preferred, as applicable, been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

            (h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Series B Issue Date, the Common Stock issuable upon the conversion of the Series A or Series B Preferred, as applicable, is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A or Series B Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A or Series B Preferred, as applicable, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.


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            (i) Reorganizations, Mergers, Consolidations or Sales of Assets. If
at any time or from time to time after the Original Series B Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4) as a part of such capital reorganization, provision shall be made so that the holders of the Series A and Series B Preferred shall thereafter be entitled to receive upon conversion of the Series A or Series B Preferred, as applicable, the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A and Series B Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the respective Conversion Price of the Series A and Series B Preferred then in effect and the number of shares issuable upon conversion of the Series A or Series B Preferred, as applicable) shall be applicable after that event and be as nearly equivalent as practicable.

            (j) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price and the Series B Conversion Price shall be subject to adjustment from time to time as follows:

                  (1) If at any time or from time to time after the Original Series B Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection 4(j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, for an Effective Price (as hereinafter defined) less than $.87 per share with respect to the Series A Preferred and/or for an Effective Price less than $3.00 per share with respect to the Series B Preferred (a "Dilutive Issuance" with respect to the Series A Preferred and/or the Series B Preferred, as applicable), then and in each such case the then existing respective Conversion Price for the Series A and/or Series B Preferred, as applicable, shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying such then effective Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issuance or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 4(j)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A and/or Series B Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issuance or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock into which the then outstanding shares of Series A and Series B Preferred could be converted if fully converted on


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the day immediately preceding the given date.

                  (2) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (3) For the purpose of the adjustment required under this
Section 4(j), if the Corporation issues or sells any rights or options for the purpose of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series A or Series B Conversion Price, as applicable, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for issuance of such shares an amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such rights or options of Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of the Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that, if in the case of the Convertible Securities, the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason or antidilution adjustments, the Effective Price shall be recalculated using the figure to which some minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A and/or Series B Conversion Price, as applicable, as adjusted upon the


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issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A and/or Series B Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A and/or Series B Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such existence, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A and/or Series B Preferred, as applicable.

                  (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(j), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of the Series A or Series B Preferred, (2) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants and other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, (3) stock, warrants or other securities or rights issued in connection with equipment leasing or bank financing transactions, provided such issuances are for other than primarily equity financing purposes, (4) stock, warrants or other securities or rights issued to academic or research institutions in connection with (i) the license of technology from such institutions or (ii) research and development services provided by such institutions, (5) stock, warrants or other securities or rights issued in connection with a transaction with a corporation or other third party which is not primarily in the business of making equity investments that also involves other strategic elements such as, but not by way of limitation, a joint marketing agreement, a license agreement or a technology development agreement,
(6) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Series B Issue Date, and (7) Common Stock issued pursuant to a transaction described in subsections 4(g), (h) and (i) hereof. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subsection 4(j), into the aggregate consideration received, or deemed to have been received, by the Corporation for such issue under this subsection 4(j), for such Additional Shares of Common Stock.

            (k) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the respective Conversion Prices of the Series A or Series B Preferred for the number of shares of Common Stock or other securities issuable upon conversion of the Series A or Series B Preferred, respectively, if such Preferred Stock is then convertible pursuant to this
Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the respective Conversion Prices of the Series A or Series B Preferred, as applicable, at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred Stock.

            (l) Notices of Record Dates. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d), respectively, or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3(d)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            (m)   Automatic Conversion.

                  (1) Each share of Series A and Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective respective Series A and Series B Conversion Prices, at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price is at least Seven Dollars ($7.00) (as adjusted for stock splits, recapitalization and the like), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least Ten Million

Dollars ($10,000,000). Upon such automatic conversion, any accumulated and unpaid dividends shall be paid in accordance with the provision of Section 4(d).

                  (2) Upon the occurrence of the event specified in paragraph
(1) above, the outstanding shares of Series A and Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificate representing such shares are surrendered to the Corporation or its transfer agents; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A and Series B Preferred, as applicable, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on the shares of Series A and Series B Preferred being converted, to and including the date of such conversion.

            (n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A or Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A or Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

            (o) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A and Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A and Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (p) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

            (q) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A and Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered.

            (r) No Dilution or Impairment. The Corporation shall not amend its Restated Certificate or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A and Series B Preferred against dilution or other impairment.

      5. No Reissuance. No share or shares of Series A or Series B Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

      D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

      1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

      2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 3 of Article IV hereof.

      3. Redemption. The Common Stock is not redeemable; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment.

      4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meetings in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

      A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment or repeal of this Article V, nor the adoption of any provision of this Restated Certificate inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

                                   ARTICLE VI

      To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

      Any repeal or modifications of any of the foregoing provisions of this
Article VI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                   ARTICLE VII

      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

      1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

      2. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

      3. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                  ARTICLE VIII

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                     * * * *

      SIXTH: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the Delaware General Corporation Law by obtaining a majority vote of each of the Common Stock and Preferred Stock, in favor of said amendment and restatement in the manner set forth in Section 228 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, Corixa Corporation has caused this Certificate to be signed by the President and the Secretary this 24th day of September, 1997.

                                    CORIXA CORPORATION


                                    /s/ Steven Gillis
                                    Steven Gillis, Ph.D.
                                    President and Chief Executive Officer

ATTEST

/s/ William W. Ericson
William W. Ericson, Secretary